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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 AMENDMENT NO. 4
                                       TO
                                SCHEDULE 14D-9/A


                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934


                             SMARTFLEX SYSTEMS, INC.
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                            (NAME OF SUBJECT COMPANY)



                             SMARTFLEX SYSTEMS, INC.
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                      (NAME OF PERSON(S) FILING STATEMENT)



                         COMMON STOCK, $.0025 PAR VALUE
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                         (TITLE OF CLASS OF SECURITIES)



                                    83169K108
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                     ((CUSIP) NUMBER OF CLASS OF SECURITIES)



                                WILLIAM L. HEALEY
                     PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                              CHAIRMAN OF THE BOARD
                              14312 FRANKLIN AVENUE
                            TUSTIN, CALIFORNIA 92781
                                 (714) 838-8737
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                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                 AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS
                  ON BEHALF OF THE PERSON(S) FILING STATEMENT)



                                   COPIES TO:

                               NICK E. YOCCA, ESQ.
                         STRADLING YOCCA CARLSON & RAUTH
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

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         This Amendment No. 4 amends Items 8 and 9 of the
Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the "Schedule 14D-9") of SMARTFLEX SYSTEMS, INC., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission on July 14, 1999, relating to a tender offer by SSI Acquisition Corp., a Delaware corporation (the "Purchaser"), a wholly-owned subsidiary of Saturn Electronics & Engineering, Inc., a Michigan corporation ("Saturn"), for all of the outstanding shares of Common Stock, $.0025 par value, of the Company (the "Offer"). Unless otherwise stated herein, the capitalized terms used but not defined herein shall have the same meaning as set forth in the Schedule 14D-9.

ITEM 8. ADDITIONAL INFORMATION TO BE FURNISHED.

         (a) On August 10, 1999, the Company received written notice from Saturn of its election to extend the expiration date of its offer to purchase all of the issued and outstanding shares of common stock of the Company to 12:00 midnight, New York City time on August 25, 1999. A copy of the letter is attached hereto as Exhibit 22.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

        22  Letter from Saturn to the Company dated August 10, 1999.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         SMARTFLEX SYSTEMS, INC.



                                         /s/ WILLIAM L. HEALEY
                                         ---------------------------------------
                                         Name:  William L. Healey
                                         Title: Chairman of the Board, President
                                                and Chief Executive Officer



Date: August 11, 1999


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                                  EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
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  22        Letter from Saturn to the Company dated August 10, 1999.